Exhibit 10.6

GLOO HOLDINGS, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

Adopted and approved by the Company’s Board of Directors on October 16, 2025

Approved by the Company’s stockholders on October 29, 2025

Gloo Holdings, Inc. (the “Company”) believes that the granting of equity and cash compensation to members of the Company’s Board of Directors (the “Board,” and members of the Board, “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (“Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity awards to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2025 Equity Incentive Plan, as amended from time to time, or if such plan no longer is in use at the time of the grant of an equity award, the meaning given such term or similar term in the equity plan then in place under which the equity award is granted (the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity awards and cash and other compensation such Outside Director receives under this Policy.

1.
Effective Date. This Policy will be effective as of the effective date of the first registration statement that is filed by the Company and declared effective pursuant to Section 12(b) of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”), as amended, with respect to any class of the Company’s securities (such date, the “Effective Date”).
2.
Cash Compensation
2.1
Board Member Annual Cash Retainer. Each Outside Director will be paid an annual cash retainer of $100,000. There are no per‑meeting attendance fees for attending Board meetings or meetings of any committee of the Board.
2.2
Additional Annual Cash Retainers. As of the Effective Date, each Outside Director who serves as the Chair of the Board, or the chair or a member of a committee of the Board, will be eligible to earn additional annual fees as follows:

Non-Executive Chair of the Board:	$40,000
Audit Committee Chair:	$25,000
Audit Committee Member:	$10,000
Compensation Committee Chair:	$25,000
Compensation Committee Member:	$10,000
Nominating and Corporate Governance Committee Chair:	$25,000
Nominating and Corporate Governance Committee Member:	$10,000

For clarity, each Outside Director who serves as the chair of a committee will receive only the additional annual fee as the chair of the committee and not the additional annual fee as a member of such committee while serving as such chair, provided, that the Outside Director who serves as the Chair of the Board will receive the annual fee for services provided in such role as well as the annual fee as an Outside Director.

2.3
Payment Timing and Proration. Each annual cash retainer (an “Annual Cash Retainer”) under this Policy will be paid quarterly in arrears on a prorated basis to each Outside Director who has served in the relevant capacity at any time during the immediately preceding fiscal quarter of the Company (“Fiscal Quarter”), and such payment will be made no later than thirty (30) days following the end of such immediately preceding Fiscal Quarter. For clarity, an Outside Director who has served as an Outside Director, as a member of an applicable committee (or chair thereof) during only a portion of the relevant Fiscal Quarter will receive a prorated payment of the quarterly installment of the applicable Annual Cash Retainer(s), calculated based on the number of days during such Fiscal Quarter such Outside Director has served in the relevant capacities. For clarity, an Outside Director who has served as an Outside Director or as a member of an applicable committee (or chair thereof) from the Effective Date through the end of the Fiscal Quarter containing the Effective Date (the “Initial Period”), as applicable, will receive a prorated payment of the quarterly installment of the applicable Annual Cash Retainer(s), calculated based on the number of days during the Initial Period that such Outside Director has served in the relevant capacities.
3.
Equity Compensation. Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan, including discretionary Awards not covered under this Policy, subject to Section 5 hereof. All grants of Awards to Outside Directors pursuant to Sections 3.2, 3.3, and 3.4 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:
3.1
No Discretion. No person will have any discretion to select which Outside Directors will be granted IPO Awards, Initial Awards, or Annual Awards (each as defined below) under this Policy or to determine the number of Shares to be covered by such Awards (except as provided in Sections 3.5.2 and 10 below).
3.2
IPO Awards. Each Outside Director who is a member of the Board on the Effective Date will receive, on the first trading date following the effective date of the first registration statement on Form S-8 that is filed by the Company and declared effective pursuant to Section 12(b) of the Exchange Act following the Effective Date, an Award of Restricted Stock Units (an “IPO Award”) covering a number of Shares, with such Award having a grant date fair value equal to $200,000, rounded to the nearest whole share.

Each IPO Award will vest, as to one-half (½) of the underlying Shares, on the day of the first annual stockholder meeting following the Effective Date (the “First Annual Meeting”), or, if earlier, the one-year anniversary of the grant date and, as to one-half (½) of the underlying Shares, on the day of the second annual stockholder meeting following the Effective Date, or, if earlier, the two-year anniversary of the grant date, subject to the Outside Director remaining a Service Provider through the vesting date.

3.3
Initial Awards. Each individual who first becomes an Outside Director following the Effective Date will receive, on the first trading date on or after the date on which the individual first becomes an Outside Director (the “Initial Start Date”), an Award of Restricted Stock Units (an “Initial Award”) covering a number of Shares, with such Award having a grant date fair value equal to $200,000, rounded to the nearest whole Share. If the individual was a member of our Board of Directors and also an employee, becoming an Outside Director due to termination of employment will not entitle the Outside Director to an Initial Award.

Each Initial Award will vest as to one-half (½) of the underlying Shares on each of the first and second anniversaries of the Initial Start Date, subject to continued service through each relevant vesting date.

3.4
Annual Awards. On the date of each of our annual stockholder meetings following the First Annual Meeting, each Outside Director who is continuing as a director following our annual stockholder meeting automatically will be granted an Award of Restricted Stock Units (an “Annual Award”) covering a number of Shares, with such Award having a grant date fair value of $100.000, rounded to the nearest whole Share.

Each Annual Award will vest on the earlier of the first anniversary of the Award’s grant date or the day before the annual stockholder meeting following the date the Annual Award was granted, in each case subject to continued service through each relevant vesting date.

3.5
Additional Terms of IPO Awards, Initial Awards, and Annual Awards. The terms and conditions of each IPO Award, Initial Award, and Annual Award will be as follows:
3.5.1
Each IPO Award, Initial Award, and Annual Award will be granted under and subject to the terms and conditions of the Plan and the applicable form of Award Agreement previously approved by the Board or its Committee, as applicable, for use thereunder.
3.5.2
The Board or its Committee, as applicable and in its discretion, may change and otherwise revise the terms of IPO Awards, Initial Awards, and Annual Awards granted pursuant to this Policy, including without limitation the number of Shares subject thereto and type of Award.
4.
Change in Control. In the event of a Change in Control, all equity awards granted to an Outside Director (including those granted pursuant to our Outside Director Compensation Policy) will fully vest and become immediately exercisable (if applicable) and, with respect to equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable award agreement or other written agreement between the Outside Director and the Company.
5.
Annual Compensation Limit. In any Fiscal Year, no Outside Director may be paid, issued or granted cash compensation and equity awards with a total value of no greater than $750,000 (with the limit increased to $1,000,000 for the initial year of service), with the value of an equity award based on its grant date fair value for purposes of this limit (the “Annual Director Limit”). Any cash compensation paid or equity awards granted to an Outside Director (i) while he or she was an employee or consultant (other than an Outside Director) or (ii) on or prior to the Effective Date will not count toward the Annual Director Limit.
6.
Travel Expenses. Each Outside Director’s reasonable, customary and properly documented travel expenses to meetings of the Board and any of its committees, as applicable, will be reimbursed by the Company.
7.
Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number and class of the shares of stock issuable pursuant to Awards that may be granted pursuant to Section 3 of this Policy.
8.
Section 409A. In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s taxable year in which the compensation is earned or expenses are incurred, as applicable, or (b) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A. It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company or any of its Parents or Subsidiaries have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless an Outside Director (or any other person) for any taxes imposed, or other costs incurred, as a result of Section 409A.
9.
Stockholder Approval. The initial adoption of this Policy will be subject to approval by the Company’s stockholders prior to the Effective Date. Unless otherwise required by applicable law, following such approval, this Policy will not be subject to approval by the Company’s stockholders, including, for clarity, as a result of or in connection with any action taken with respect to this Policy as contemplated in Section 10.
10.
Revisions. The Board or any committee of the Board that has been designated appropriate authority with respect to Outside Director compensation (or with respect to any applicable element or elements thereof, authority with respect to such element or elements) (the “Committee”) may amend, alter, suspend or terminate this Policy at any time and for any reason. Further, the Board may provide for cash, equity, or other compensation to Outside Directors in addition to the compensation provided under this Policy. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Committee’s ability to exercise the powers granted to it with respect to Awards granted under the Plan pursuant to this Policy before the date of such termination, including without limitation such applicable powers set forth in the Plan.

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